Exhibit 4.2

AMENDED & RESTATED
STOCKHOLDERS’ AGREEMENT
by and among
SOLARWINDS CORPORATION
and
THE STOCKHOLDERS NAMED HEREIN
Dated as of [______], 2018

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	8.6	Severability	24
	8.7	No Recourse	25
9.	GOVERNING LAW		25
	9.1	Governing Law	25
	9.2	Consent to Jurisdiction; Venue; Service	25
	9.3	WAIVER OF JURY TRIAL	26
	9.4	Exercise of Rights and Remedies	26
	9.5	Waiver of Sovereign Immunity	26

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AMENDED & RESTATED
STOCKHOLDERS’ AGREEMENT
This Amended & Restated Stockholders’ Agreement (the “Agreement”) is made as of [__________], 2018 by and among:

(i)	SolarWinds Corporation, a Delaware corporation (the “Company”);

(ii)
Silver Lake Partners IV, L.P., a Delaware limited partnership (together with its Permitted Transferees, “SLP IV”), and Silver Lake Technology Investors IV, L.P., a Delaware limited partnership (collectively with SLP IV, and together with its Permitted Transferees, “Silver Lake”);

(iii)
Thoma Bravo Fund XI, L.P., a Delaware limited partnership (“TB Fund XI”), Thoma Bravo Fund XI-A, L.P., a Delaware limited partnership (“TB Fund XI-A”), Thoma Bravo Executive Fund XI, L.P., a Delaware limited partnership (“TB Exec Fund”), Thoma Bravo Special Opportunities Fund II, L.P., a Delaware limited partnership (“TB SOF II”), Thoma Bravo Special Opportunities Fund II-A, L.P., a Delaware limited partnership (“TB SOF II-A”), Thoma Bravo Fund XII, L.P., a Delaware limited partnership (“TB Fund XII”), Thoma Bravo Fund XII-A, L.P., a Delaware limited partnership (“TB Fund XII-A”), Thoma Bravo Executive Fund XII, L.P., a Delaware limited partnership (“TB Exec Fund XII”), and Thoma Bravo Executive Fund XII-A, L.P., a Delaware limited partnership (“TB Exec Fund XII-A” and, collectively with TB Fund XI, TB Fund XI-A, TB Exec Fund, TB SOF II, TB SOF II-A, TB Fund XII, TB Fund XII-A, TB Exec Fund XII-a, and together with their Permitted Transferees, “Thoma Bravo”);

(iv)	SLP Aurora Co-Invest L.P. (together with its Permitted Transferees, the “SL Co-Investor”);

(v)
Howard Hughes Medical Institute, AlpInvest Partners Co-Investments 2014 I C.V., AlpInvest Partners Co-Investments 2014 II C.V., AM 2014 CO C.V., AlpInvest GA CO C.V., SMRS-TOPE LLC, Meranti Fund L.P., HarbourVest Global Annual Private Equity Fund L.P., HarbourVest 2015 Global Fund L.P., HarbourVest Partners X Buyout Fund LP., HarbourVest Partners X AIF Buyout L.P., HarbourVest Partners IX-Buyout Fund L.P., NPS Co-Investment (A) Fund L.P., Lexington Co-Investment Holdings III, L.P., The Prudential Insurance Company of America, Prudential Legacy Insurance Company of New Jersey, Hermes USA Investors Venture II, LP, NB Crossroads XX - MC Holdings LP, NB Crossroads XXI - MC Holdings LP, NB Wildcats Fund LP, NB RP Co-Investment & Secondary Fund LLC, NB Sonoran Fund Limited Partnership, TFL Trustee Company Limited as Trustee of the TFL Pension Fund, NB - Iowa’s Public Universities LP, NB PEP Holdings Limited, Neuberger Berman Insurance Fund Series of the SALI Multi-Series Fund, L.P., and NB Strategic Co-Investment Partners II Holdings LP (each a “TB Co-Investor” and collectively, together with their Permitted Transferees, the “TB Co-Investors”); and

(vi)
the Persons who from time to time became party to the Original Agreement by executing a counterpart signature page thereto as a “Manager” (such Persons, together with their Permitted Transferees, the “Managers” and, collectively with Silver Lake, Thoma Bravo, the SL Co-Investor, the TB Co-Investors and the Managers, the “Stockholders”).

RECITALS
WHEREAS, the Company and the Stockholders entered into a Stockholders Agreement, dated as of February 5, 2016 (the “Original Agreement”); and
WHEREAS, the parties hereto believe that it is in the best interests of the Company and the Stockholders to enter into this Agreement to (i) set forth herein their agreements on certain matters relating to the governance of the Company and the rights and obligations of the Stockholders following the Initial Public Offering (as defined below) and (ii) amend, replace and supersede in its entirety the Original Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENT

1.	EFFECTIVENESS; DEFINITIONS.
1.1    Effective Time. This Agreement will become effective as of immediately prior to the Form 8-A Effective Time (the “Effective Time”). This Agreement shall automatically terminate and be deemed null and avoid (and the Original Agreement shall remain in full force and effect) if the Initial Public Offering of the Company is not consummated on or before the tenth business day following the date of this Agreement.
1.2    Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 7 hereof.

2.	CORPORATE GOVERNANCE.
2.1    Board of Directors.
2.1.1    Size. On and after the Effective Time, the Board shall consist of ten (10) Directors; provided, that the Board shall further increase the number of Independent Directors to the extent necessary to comply with applicable law and the Stock Exchange rules, or as otherwise agreed by the Board, subject to the rights of the Lead Investors under Section 5.4.7.

2.1.2    Composition; Company Recommendation. Subject to Section 2.1.1, the rights of the Lead Investors to nominate Directors shall be as follows:
(a)    So long as the Aggregate Silver Lake Ownership continues to be (i) at least 20% of the aggregate number of outstanding shares of Common Stock immediately following the consummation of the Initial Public Offering, Silver Lake shall be entitled to nominate three Directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of Common Stock immediately following the consummation of the Initial Public Offering, Silver Lake shall be entitled to nominate two Directors and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of Common Stock immediately following the consummation of the Initial Public Offering, Silver Lake shall be entitled to nominate one Director. Each Director so nominated may be referred to as a “Silver Lake Director”.
(b)    So long as the Aggregate Thoma Bravo Ownership continues to be (i) at least 20% of the aggregate number of outstanding shares of Common Stock immediately following the consummation of the Initial Public Offering, Thoma Bravo shall be entitled to nominate three Directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of Common Stock immediately following the consummation of the Initial Public Offering, Thoma Bravo shall be entitled to nominate [two] Directors and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of Common Stock immediately following the consummation of the Initial Public Offering, Thoma Bravo shall be entitled to nominate one Director. Each Director so nominated may be referred to as a “Thoma Bravo Director”.
(c)    The Company hereby agrees (i) to include the nominees of the Lead Investors nominated pursuant to this Section 2.1.2 as the nominees to the Board on each slate of nominees for election of the Board included in the Company’s annual meeting proxy statement (or consent solicitation or similar document), (ii) to recommend the election of such nominees to the stockholders of the Company and (iii) without limiting the foregoing, to otherwise use its reasonable best efforts to cause such nominees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director.
2.1.3    Nominations. With respect to any Director to be nominated by the applicable Lead Investor other than the initial Directors appointed in accordance with Section 2.1.2 or the then-serving Silver Lake Director(s) or Thoma Bravo Director(s), a Lead Investor shall nominate its Director(s) by delivering to the Company a written statement at least sixty (60) days prior to the one-year anniversary of the preceding annual meeting (or, in the case of the first annual meeting following the Initial Public Offering, at least sixty (60) days prior to the date of the annual meeting) which sets forth the names, business address, telephone number, facsimile number and e-mail address of such nominee(s); provided, that if a Lead Investor fails to deliver such written notice, such Lead Investor shall be deemed to have nominated the Director(s) previously nominated (or designated pursuant to this Section 2.1.3) by such Lead Investor who is/are currently serving on the Board.

2.1.4    Right to Delegate; Committees. The Company shall establish and maintain an audit committee of the Board (the “Audit Committee”), a compensation committee of the Board (the “Compensation Committee”), a nominating and corporate governance committee of the Board (the “Nominating Committee”), and such other Board committees as the Board deems appropriate from time to time or as may be required by applicable law or the Stock Exchange rules. The committees shall have such duties and responsibilities as are customary for such committees, subject to the provisions of this Agreement.
(a)    No later than 90 days after the date of effectiveness of the IPO Registration Statement, the Audit Committee shall include one additional Independent Director. No later than the first anniversary of the effectiveness of the IPO Registration Statement, the Audit Committee shall consist of at least three Independent Directors (at least one of whom shall satisfy the “audit committee financial expert” requirements as such term is defined by Item 407(d)(5) of Regulation S-K). Subject to Section 2.1.4(d), for so long as the Company maintains the Audit Committee, it shall consist of at least one Silver Lake Director (but only if Silver Lake is then entitled to nominate at least one Silver Lake Director) and at least one Thoma Bravo Director (but only if Thoma Bravo is then entitled to nominate at least one Thoma Bravo Director).
(b)    Subject to Section 2.1.4(d), for so long as the Company maintains the Compensation Committee and Nominating Committee, such committees shall each consist of at least one Silver Lake Director (but only if Silver Lake is then entitled to nominate at least one Silver Lake Director) and at least one Thoma Bravo Director (but only if Thoma Bravo is then entitled to nominate at least one Thoma Bravo Director).
(c)    Subject to Section 2.1.4(d), any committee of the Board not specified in Section 2.1.4(a) or 2.1.4(b) shall consist of at least one Silver Lake Director (but only if Silver Lake is then entitled to nominate at least one Silver Lake Director) and at least one Thoma Bravo Director (but only if Thoma Bravo is then entitled to nominate at least one Thoma Bravo Director) and such additional members as may be determined by the Board; provided, that a special committee may exclude Directors nominated by the Lead Investors if (i) no such Director is eligible to serve on such special committee due to the rules and requirements of any national stock exchange on which the Company’s stock is listed or (ii) the primary purpose of such special committee is to review, assess and/or approve a transaction in which the applicable Lead Investor has a material direct or indirect interest and having such Lead Investor’s Director appointed on such special committee would constitute a clear conflict of interest, in each case as determined by a majority of the Independent Directors in their reasonable good faith discretion.
(d)    Notwithstanding the foregoing, the Board (upon the recommendation of the Nominating Committee) shall, only to the extent necessary to comply with applicable law or the Stock Exchange rules, modify the composition of any such committee to the extent required to comply with such applicable law or the Stock Exchange rules. If any vacant Director position on any committee of the Board results from a Lead Investor no longer being entitled to nominate at least one Director or declining to have one of its Director nominees serve on such committee, then such vacant position shall be filled by the Board upon the recommendation of the Nominating Committee, in accordance with Section 2.1.6.
2.1.5    Removal. If the number of Directors that a Lead Investor is entitled to nominate is reduced pursuant to the terms of Section 2.1.2, then such Lead Investor shall, if requested by either (i) the other Lead Investor or (ii) a majority of the Independent Directors, promptly cause a number of Directors equal to such reduction to resign from service on the Board and any board or other similar governing body of any Subsidiary of the Company, including all committees thereof. Each Lead Investor shall cause any Director nominated by it to resign from service on any committee of the Board if, as a result of such Director’s service on such committee, such committee does not satisfy the requirements of applicable law or the Stock Exchange rules for service on such committee.
2.1.6    Vacancies.
(a)    If any Director previously nominated by a Lead Investor dies or is unwilling or unable to serve as such or is otherwise removed or resigns from office (other than pursuant to Section 2.1.5), then the Lead Investor whose previously nominated Director shall have been removed or shall have resigned shall promptly nominate a successor to such Director; but if neither of the Lead Investors is entitled to fill such vacant Director position(s), such vacant Director position(s) shall be filled by the Board, upon the recommendation of the Nominating Committee.
(b)    If, subject to the rights of the Lead Investors under Section 5.4.7, the Board votes to increase the size of the Board, the vacant Director position(s) created as a result of such newly created directorship(s) shall be filled by the Board, upon the recommendation of the Nominating Committee.
(c)    Any other vacant Director position(s) shall be filled by the Board, or the Board shall nominate a replacement Director, in each case, upon the recommendation of the Nominating Committee, in accordance with the Company Charter.
(d)    Any recommendation of the Nominating Committee shall require the approval of the Silver Lake Director (if any) serving on the Nominating Committee, for so long as the Aggregate Silver Lake Ownership continues to be at least 10% of the aggregate number of outstanding shares of Common Stock immediately following the consummation of the IPO, and the Thoma Bravo Director (if any) serving on the Nominating Committee, for so long as the Aggregate Thoma Bravo Ownership continues to be at least 10% of the aggregate number of outstanding shares of Common Stock immediately following the consummation of the IPO.
2.1.7    Subsidiaries. At the request of any Lead Investor, the Company shall cause the members of the Board or other similar governing body, and committees thereof, of any “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X under the Exchange Act) to comply with this Section 2.1 as if such Subsidiary were the Company.

2.1.8    Expense Reimbursement. The Company shall pay or reimburse the reasonable, documented, out-of-pocket expenses incurred by the members of the Board in connection with their service on the Board (and any committee thereof) or in connection with their service on the Board or other similar governing body of any Subsidiary of the Company (and any committee thereof).
2.2    Voting Agreement.
2.2.1    Each Equity Investor agrees, at any time it is then entitled to vote for the election of Directors to the Board, to take all necessary action, including casting all votes to which such Equity Investor is entitled in respect of its Shares, whether at any annual or special meeting, by written consent, proxy or otherwise, so as to ensure that the composition of the Board complies with (and includes all of the requisite nominees in accordance with) Section 2.1 and to otherwise effect the intent of this Section 2. Each Equity Investor then entitled to vote for the election of any successor as a Director agrees to take all necessary action, including casting all votes to which such Stockholder is entitled in respect of its Shares, whether at any annual or special meeting, by written consent, proxy or otherwise, so as to ensure that any such successor determined in accordance with Section 2.1.6 is elected to the Board as promptly as practicable. Each Equity Investor agrees that if, at any time, it is then entitled to vote for the removal of Directors, it will not vote any of its Shares in favor of the removal of any Director who shall have been nominated in accordance with Section 2.1, unless (a) the Lead Investor entitled to nominate such Director shall have consented to such removal in writing, (b) removal is compelled pursuant to Section 2.1.5 or (c) the Person or Persons entitled to nominate any Director pursuant to Section 2.1 shall request in writing the removal, with or without cause, of such Director (in which case, each such Equity Investor shall vote its Shares in favor of such removal). Each Equity Investor agrees not to grant, or enter into a binding agreement with respect to, any proxy to any Person in respect of its Shares that would prohibit such Equity Investor from casting votes in respect of such Shares in accordance with this Section 2.2.1.
2.3    Controlled Company.
2.3.1    The Company and the Equity Investors acknowledge and agree that, by virtue of the combined voting power of Common Stock held by the Equity Investors representing more than 50% of the total voting power of the Common Stock outstanding as of the closing date of the Initial Public Offering, the Company qualifies as of the date of the closing of the IPO as a “controlled company” within the meaning of Stock Exchange rules.
2.3.2    So long as the Company qualifies as a “controlled company” for purposes of Stock Exchange rules, the Company shall elect to be a “controlled company” for purposes of Stock Exchange rules. If the Company ceases to qualify as a “controlled company” for purposes of Stock Exchange rules, the Equity Investors and the Company shall take whatever action may be reasonably necessary in relation to such party, if any, to cause the Company to comply with Stock Exchange rules as then in effect within the timeframe for compliance available under such rules, including any applicable transition periods. Notwithstanding the foregoing, upon the mutual election of the Lead Investors at any time, the Company shall elect not to be a “controlled” company for purposes of Stock Exchange rules and, if so elected by the Lead Investors, the Equity Investors and the Company will take all actions reasonably necessary in relation to such party, if any, to cause the Company to comply with Stock Exchange rules as then in effect within the timeframe for compliance available under such rules, including any applicable transition periods.
2.4    Special Meetings.  If any two Thoma Bravo Directors (or, in the event Thoma Bravo is entitled to nominate only one Director, one Thoma Bravo Director) or any two Silver Lake Directors (or, in the event Silver Lake is entitled to nominate only one Director, one Silver Lake Director) wishes to call a special meeting of the Board, the Company shall take all such action as is necessary to cause the calling of a special meeting.

3.	POST-IPO TRANSFERS.
3.1    Restrictions on Transfer. No Stockholder will Transfer (or solicit any offers in respect of any Transfer of such Shares) any of such Stockholder’s Shares to any other Person except as provided in this Section 3 and in compliance with the Securities Act and any applicable state securities laws. No Stockholder shall avoid the restrictions or obligations set forth in this Section 3 by undergoing an ownership change itself or Transferring any Shares to any other Person and then Transferring or permitting the Transfer of such other Person in whole or in part. Notwithstanding anything herein to the contrary, no Stockholder will Transfer any Unvested Shares except as expressly permitted by the Board in writing. Any attempted Transfer of Shares not permitted under the terms of this Section 3 will be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.
3.2    Post-IPO Sell-Downs. Upon and following the Effective Time, (a) no Lead Investor shall Transfer its Shares without the consent of the other Lead Investor and (b)(i) the SL Co-Investor hereby agrees that it will, and each of the other Stockholders agrees that the SL Co-Investor shall be entitled to, Transfer its Shares at the same time, on the same terms and conditions and in the same proportions as Silver Lake, and not in any other instance, unless all of the Lead Investors agree to permit such Transfer; provided that the Lead Investors may not agree to reduce the amounts the SL Co-Investor is entitled to Transfer pursuant to this clause (b)(i) without the consent of the SL Co-Investor, and (ii) each TB Co-Investor hereby agrees that it will, and each of the other Stockholders agrees that each TB Co-Investor shall be entitled to, Transfer its Shares at the same time, on the same terms and conditions and in the same proportions as Thoma Bravo, and not in any other instance, unless all of the Lead Investors agree to permit such Transfer; provided that the Lead Investors may not agree to reduce the amounts any TB Co-Investor is entitled to Transfer pursuant to this clause (b)(ii) without the consent of such TB Co-Investor. The SL Co-Investor and each TB Co-Investor constitute and appoint SLP IV or Thoma Bravo, respectively, with full power of substitution, as such SL Co-Investor’s or TB Co-Investor’s, as applicable, true and lawful representative and attorney-in-fact, in such SL Co-Investor’s or TB Co-Investor’s, as applicable, name, place and stead, to execute and deliver any and all agreements, including stock powers, that SLP IV or Thoma Bravo, as applicable, reasonably believes are consistent with this Section 3.2. The foregoing power of attorney is coupled with an interest and, to the maximum extent permitted by applicable law, will continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of the SL Co-Investor or any TB Co-Investor, as applicable. Each of the Stockholders will hold all Shares owned by him, her or it following the Effective Time in book-entry form at the Company’s transfer agent. Each of the SL Co-Investor and each TB Co-Investor will take or cause to be taken all such actions as may be necessary or reasonably desirable in order to consummate expeditiously each Transfer pursuant to this Section 3.2 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, including any necessary opinions and otherwise cooperating with Silver Lake and Thoma Bravo, as the case may be. Upon and following the Effective Time, each Manager agrees that, unless otherwise approved by the Board, such Manager will not Transfer any Shares except that (x) during the first year following the Effective Time, such Manager may Transfer up to such number of Shares that would result in such Manager having sold a percentage of the Shares held by the Manager at the Effective Time which is equal to the percentage of Shares that have been sold by the Equity Investors, collectively, in connection with or following the Initial Public Offering relative to the number of Shares held collectively by the Equity Investors at the Effective Time and (y) from and after the first year anniversary of the Effective Time, such Manager may Transfer the greater of (1) in any calendar year, up to one-third of the Shares held by the Manager as of the beginning of such calendar year and (2) up to such number of Shares that would result in such Manager having sold a percentage of the Shares held by the Manager at the Effective Time which is equal to the percentage of Shares that have been sold by the Equity Investors, collectively, in connection with or following the Initial Public Offering relative to the number of Shares held collectively by the Equity Investors at the Effective Time. The restrictions set forth in this Section 3.2 with respect to any Stockholder shall be of no further effect with respect to the Shares as of the earlier of (A) the third anniversary of the Effective Time and (B) the time at which the Equity Investors own less than 25% of the Shares held by the Equity Investors at the Effective Time; provided that (I) the rights of the SL Co-Investor pursuant to clause (b)(i) of the first sentence of this Section 3.2 above may be extended with the consent of SLP IV and (II) the rights of the TB Co-Investors pursuant to clause (b)(ii) of the first sentence of this Section 3.2 above may be extended with the consent of Thoma Bravo. The restrictions on Transfer set forth in this Section 3.2, with respect to the Managers, shall apply only to those Managers who have the title of “Group Vice President” or any more senior title with the Company or its Subsidiaries.
3.3    Permitted Transferees.
3.3.1    Affiliates. Any holder of Equity Investor Shares may Transfer any or all of such Equity Investor Shares to an Affiliate of such holder; provided that, in no event shall any portfolio company or other investment of any Lead Investor or Co-Investor be considered an Affiliate for purposes of any Transfer of Equity Investor Shares (i.e., Transfers of Equity Investor Shares by a holder of Equity Investor Shares to any of its portfolio companies or other investments are not permitted hereunder).
3.3.2    Estate Planning. Subject to the provisions of any other agreement between the Company and the Stockholder (if applicable), any Stockholder who is a natural person may Transfer any or all of such Stockholder’s Shares (a) by gift to, or for the benefit of, any Members of the Immediate Family of such Stockholder or (b) to a trust (or limited liability company, partnership or other estate planning vehicle) for the benefit of such Stockholder and/or any Members of the Immediate Family of such Stockholder; provided, that the trust instrument governing such trust (or limited liability company agreement or partnership agreement, as applicable) must provide that such Stockholder, as trustee (or managing member, manager, general partner or otherwise, as applicable), must retain sole and exclusive control over the voting and disposition of such Shares until the termination of the provisions of this Section 3.2.
3.3.3    Upon Death. Subject to the provisions of any other agreement among the Company and the Stockholder (if applicable), if applicable, upon the death of any Stockholder who is a natural person, such Stockholder’s Shares may be distributed by the will or other instrument taking effect at death of such Stockholder or by applicable laws of descent and distribution to such Stockholder’s estate, executors, administrators and personal representatives, and then to such Stockholder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such Stockholder.
3.3.4    Any Shares Transferred in accordance with this Section 3.3.4 will remain Lead Investor Shares, Co-Investor Shares or Management Shares, as the case may be, and will be subject to all of the provisions of this Agreement applicable to such Shares; provided that Shares that are Transferred to any director, officer or employee of, or consultant or adviser to, the Company or any of its Subsidiaries by a holder of Lead Investor Shares will thereafter become Management Shares hereunder. No Transfer shall be permitted under the terms of this Section 3.3.4, and any Transfer permitted under the terms of this Section 3.3.4 shall not be effective, unless the transferee of such Shares (each, a “Permitted Transferee”) has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that such Permitted Transferee will be bound by, and be a party to, this Agreement as the holder of Lead Investor Shares, Co-Investor Shares or Management Shares hereunder, as the case may be and in accordance with the prior sentence; provided, that no Transfer by any Stockholder to a Permitted Transferee will relieve such Stockholder of any of his, her or its obligations under this Agreement; and provided further that, as a condition to such Transfer, the Permitted Transferee and Stockholder will agree that, if at any time the Permitted Transferee ceases to be a Permitted Transferee of such Stockholder following such Transfer, the Permitted Transferee will immediately Transfer the Shares back to such Stockholder. In connection with any Transfer by a Stockholder pursuant to Sections 3.3.1 or 3.3.2, such Stockholder shall provide written notice to the Company of such Transfer not less than ten (10) business days prior to effecting such Transfer, which notice shall state the name and address of each Permitted Transferee to whom such Transfer is proposed to be made, the relationship of such Permitted Transferee to the Transferring Stockholder, and the number of Shares proposed to be Transferred to such Permitted Transferee.
3.4    Other Restrictions on Transfer. The restrictions on Transfer contained in this Agreement are in addition to any other restrictions on Transfer to which a Stockholder may be subject, including any restrictions on transfer contained in any equity incentive plan, restricted stock agreement, stock option agreement, stock subscription agreement or other agreement to which such Stockholder is a party or instrument by which such Stockholder is bound.

4.	PUBLIC OFFERING COOPERATION.
4.1    Public Offering. If the Board approves a Public Offering, each holder of Shares will take all actions reasonably requested by the Company in connection with the consummation of the Public Offering including executing and delivering a lock-up agreement with the underwriter(s) of the Public Offering substantially similar to any lock-up agreement entered into by the Lead Investors and regardless of whether such holder is selling any Shares in the Public Offering, including, solely to the extent the underwriters and Lead Investors agree to include in the lock-up agreement, a provision providing for the release of a pro rata portion of each holder’s Shares subject to the lock up, prior to the expiration thereof, if the underwriters agree to permit any other holder to sell a portion of the Shares held by such holder prior to the expiration of the lock up.

5.	COVENANTS.
5.1    Directors’ and Officers’ Insurance. The Company will purchase and maintain at its expense, insurance in an amount determined in good faith by the Board to be appropriate, on behalf of any person who prior to or after the Effective Time is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect Subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions. The Company hereby acknowledges that any director, officer or other indemnified person covered by any such indemnity insurance policy (any such Person, a “Covered Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by any of the Lead Investors and certain of their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees that (a) the Company shall be the indemnitor of first resort (i.e., its obligations to a Covered Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Indemnitee shall be secondary) and (b) the Company irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of a Covered Indemnitee with respect to any claim for which such Covered Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Indemnitee against the Company. The provisions of this Section 5.1 will survive any termination of this Agreement. Any Fund Indemnitor or insurer thereof not a party to this Agreement is an express third party beneficiary of this Section 5.1, and is entitled to enforce this Section 5.1 according to its terms to the same extent as if such Fund Indemnitor or insurer thereof were a party hereto.
5.2    Indemnification Agreements. The Company has entered into and shall at all times maintain in effect an indemnification agreement with each Director nominated by or affiliated with Silver Lake or Thoma Bravo, as applicable, in such form as has been previously agreed to by each of the Company and Silver Lake or Thoma Bravo, as applicable.

5.3    Indemnification.
5.3.1    To the fullest extent permitted by law, the Company shall indemnify, hold harmless and defend each Covered Person from and against any Losses (other than for taxes based on fees or other compensation received by such Covered Person from the Company or its Subsidiaries), expenses (including reasonable legal fees and expenses), judgments, fines and other amounts which may be imposed on, asserted against, paid in settlement, incurred or suffered by such Covered Person or any of them, as a party or otherwise, before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), in connection with any threatened, pending or completed Third-Party Claim arising directly or indirectly out of or in connection with such Covered Person’s investment in, or actual, alleged or deemed control or ability to influence, the Company or any of its Subsidiaries if (a) the Covered Person’s conduct was in good faith and to the extent such Losses did not arise out of a breach by such Covered Person or its Affiliates of this Agreement, and (b) if the Covered Person is a director, officer or employee of the Company (or (x) an Affiliate of a director, officer or employee of the Company that is controlled by a director, officer or employee of the Company, or (y) a successor, heir, estate or legal representative of a director, officer or employee of the Company), the Covered Person reasonably believed (or, if the Covered Person is a successor, heir, or estate of, a director, officer or employee of the Company, then such director, officer or employee of the Company, as applicable, reasonably believed) that his, her or its conduct was in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his, her or its conduct was unlawful, and did not include any transaction from which such Covered Person derived an improper personal benefit. If and to the extent that the foregoing indemnification is unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The rights of any Covered Person to indemnification and contribution hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Covered Person is or becomes a party (including for the avoidance of doubt, any rights under Section 5.1) or is otherwise becomes the beneficiary or under law or regulation or under the organizational documents of the Company or, any of its Subsidiaries and shall extend to such Covered Person’s successors and assigns. The Company shall not be liable for amounts paid in settlement of any action effected without its written consent, but if any action is settled with written consent of the Company, or if there is a final judgment against a Covered Person in any such action, the Company agrees to indemnify and hold harmless the Covered Person to the extent provided above from and against any Losses by reason of such settlement or judgment. In addition, the Company shall not be required to indemnify a Covered Person for any disgorgement of profits made from the purchase or sale by such Covered Person of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act, or to indemnify or advance expenses to a Covered Person in any circumstance where such indemnification has been determined to be prohibited by law by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing. Notwithstanding anything herein to the contrary, each of the Covered Persons shall be a third party beneficiary of the rights conferred to such Covered Persons in this Section 5.3. This Section 5.3 shall survive any termination of this Agreement.
5.3.2    To the extent provided in this Section 5.3, the Company hereby agrees that it is the indemnitor of first resort (i.e., its obligations to any Covered Person under this Agreement are primary and any obligation of any Stockholder (or any Affiliate thereof) to provide advancement or indemnification for the same Losses (including all interest, assessment and other charges paid or payable in connection with or in respect of such Losses) incurred by a Covered Person are secondary), and if any Stockholder (or any Affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with any Covered Person, then (i) such Stockholder (or such Affiliate, as the case may be) shall be fully subrogated to all rights of the Covered Person with respect to the payments actually made and (ii) the Company shall reimburse such Stockholder (or such other Affiliate) for the payments actually made. The Company hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each Affiliate of the Company not to exercise), any claims or rights that the Company may now have or hereafter acquire against any Covered Person (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of the Company’s obligations under this Agreement or under any indemnification obligation (whether pursuant to any other contract, any organizational document or otherwise), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Covered Person against any Covered Person, whether such claim, remedy or right arises in equity or under contract, law or otherwise, including any right to claim, take or receive from any Covered Person, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right.
5.4    Actions Requiring Approval of the Lead Investors. So long as the Lead Investors collectively continue to hold at least 30% of the aggregate number of outstanding shares of Common Stock immediately following the consummation of the Initial Public Offering, the following actions by the Company or any of its Subsidiaries shall require the prior written consent of each Lead Investor that is then entitled to nominate at least two Directors to the Board:
5.4.1    Entering into or effecting a Change of Control.
5.4.2    Directly or indirectly, entering into or effecting any transaction or series of related transactions involving, or entering into any agreement providing for, (a) the purchase, lease, license, exchange or other acquisition by the Company or its Subsidiaries of any assets and/or equity securities for consideration having a fair market value (as reasonably determined by the Board) in excess of $300.0 million and/or (b) the sale, lease, license, exchange or other disposal by the Company or its Subsidiaries of any assets and/or equity securities having a fair market value or for consideration having a fair market value (in each case as reasonably determined by the Board) in excess of $300.0 million; in each case, other than transactions solely between or among the Company and one or more of its direct or indirect wholly-owned Subsidiaries.
5.4.3    Directly or indirectly, entering into any joint venture or similar business alliance involving, or entering into any agreement providing for, the investment, contribution or disposition by the Company or its Subsidiaries of assets (including stock of Subsidiaries) having a fair market value (as reasonably determined by the Board) in excess of $300.0 million, other than transactions solely between or among the Company and one or more of its direct or indirect wholly-owned Subsidiaries.
5.4.4    Incurring (or extending, supplementing or otherwise modifying any of the material terms of) any indebtedness for borrowed money (including any refinancing of existing indebtedness), assuming, guaranteeing, endorsing or otherwise as an accommodation becoming responsible for the obligations of any other Person (other than the Company or any of its Subsidiaries), or entering into (or extending, supplementing or otherwise modifying any of the material terms of) any agreement under which the Company or any Subsidiary may incur indebtedness for borrowed money in the future, in each case in an aggregate principal amount in excess of $300.0 million in any transaction or series of related transactions and other than a drawdown of amounts committed (including under a revolving facility) under a debt agreement that previously received the prior written consent of the Lead Investors or that was entered into on or prior to the date hereof.
5.4.5    Initiating a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act.
5.4.6    Terminating the employment of the Chief Executive Officer of the Company or hiring a new Chief Executive Officer of the Company.
5.4.7    Increasing or decreasing the size of the Board.
5.5    Other Business Opportunities; Company Charter; Company Bylaws. Except with the prior written consent of the Lead Investors, for so long as any Director nominated by any of the Lead Investors is a member of the Board, the Company Charter, as may be amended, restated, supplemented and/or otherwise modified from time to time, shall provide for a renunciation of corporate opportunities presented to the Equity Investors (and their respective Affiliates and Director nominees) to the maximum extent permitted by Section 122(17) of the Delaware General Corporation Law. Each Stockholder (for so long as any Lead Investor is entitled to nominate at least one Director to the Board pursuant to Section 2.1) shall take all necessary or advisable actions, including, to the extent necessary, voting all of its Shares and executing proxies or written consents, as the case may be, to ensure that the provisions in respect of corporate opportunities and director and officer indemnification, exculpation and advancement of expenses set forth in the Company Charter and the Company Bylaws in the forms in existence at the Effective Time are not amended, modified or supplemented in any manner, without the prior written consent of the Lead Investors. The Stockholders shall vote all of their Shares and execute proxies or written consents, as the case may be, and shall take all necessary or advisable actions, to ensure that the Company Charter and Company Bylaws (a) do not at any time conflict with any provision of this Agreement and (b) permit the Equity Investors to receive the benefits to which they are entitled under this Agreement. In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Company Charter or Company Bylaws, the terms of this Agreement shall prevail.
5.6    Information Rights. Solely in the event that none of the Company or any of its Subsidiaries is a reporting company under the Exchange Act (and none of the Company or any of its Subsidiaries otherwise files reports required to be filed by Exchange Act reporting companies), the Company will provide to each Equity Investor and each Manager (for so long as such Manager (x) holds Shares valued, based on the value of one share of Common Stock as of the Effective Time, at $500,000 or more and (y) is not employed by or affiliated with a competitor of the Company or its Subsidiaries) (each such Equity Investor and Manager, an “Information Recipient”); provided, that with respect to Section 5.6.3 below, the Company reserves the right to withhold any access, information and/or materials set forth below if the Board determines in good faith that such access, information and/or materials would (i) adversely affect the attorney-client privilege between the Company and its counsel, (ii) adversely affect the Company or its Affiliates under governmental regulations or other applicable laws, (iii) be in contravention of any agreement or arrangement with any governmental authority or requiring such information to be kept confidential or (iv) result in a conflict of interest (which clauses (i) through (iv) shall be applied consistently to the Equity Investors and Managers that are similarly situated with respect to the circumstances giving rise to such limitations):
5.6.1    As soon as available after the end of each of the first three quarterly accounting periods in each fiscal year but in any event within sixty (60) days after the end of each such quarterly accounting period in each fiscal year, unaudited consolidated and consolidating statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such quarterly period.
5.6.2    As soon as available after the end of each fiscal year but in any event within ninety (90) days after the end of each fiscal year, audited consolidated and consolidating statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year.
5.6.3    With reasonable promptness, such other financial data and information concerning the Company and its Subsidiaries as any Information Recipient may reasonably request in writing.
5.6.4    Notwithstanding the foregoing, to the extent the financing arrangements of the Company or its Subsidiaries permit longer delivery timelines for the foregoing information to the lenders under such financing arrangements, such longer delivery timelines shall be substituted for the timelines set forth in this Section 5.6; provided that, to the extent such financing arrangements do not provide for any particular timelines for such delivery, the timelines contemplated herein shall govern.
5.7    Affiliate Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, enter into or amend any agreement or arrangement with a Stockholder or any of its Affiliates (other than the Company and its Subsidiaries), Subsidiaries, directors or officers except for (a) the agreements to be entered into in connection with the Initial Public Offering of the Company; (b) any agreement or transaction among any member of the Company Group and any of the Affiliates of SLP IV or any portfolio company of SLP IV or any of such portfolio company’s Subsidiaries entered into in the ordinary course of business of the Company or its Subsidiaries and on arms’-length terms (other than agreements providing for payment of fees for monitoring, advising or similar services); (c) any agreement or transaction among any member of the Company Group and any of the Affiliates of Thoma Bravo or any portfolio company of Thoma Bravo or any of such portfolio company’s Subsidiaries entered into in the ordinary course of business of Company or its Subsidiaries and on arms’-length terms (other than agreements providing for payment of fees for monitoring, advising or similar services); (d) any agreements or transactions among any member of the Company Group and Affiliates of SLP IV if Thoma Bravo or any of its Affiliates is not a party to such agreement or transaction or to a substantially similar agreement or transaction (so long as Thoma Bravo or a Thoma Bravo Director approves such agreement or transaction); (e) any agreements or transactions among any member of the Company Group and Affiliates of Thoma Bravo if SLP IV or any of its Affiliates is not a party to such agreement or transaction or to a substantially similar agreement or transaction (so long as SLP IV or a Silver Lake Director approves such agreement or transaction); (f) any agreement with any Stockholder other than the Lead Investors or an Affiliate, Subsidiary, director or officer of such Stockholder that has been approved in writing by the Lead Investors; and (g) any agreement or transactions among any member of the Company Group, Thoma Bravo or any of its Affiliates and SLP IV or any of its Affiliates that has been approved in writing by the Majority Co-Investors.
5.8    Acquisition of Shares.  After the date hereof, each of the Equity Investors agrees that, for so long as any such party has obligations under Section 2 or Section 3, if such party acquires beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of additional Shares, such party shall promptly (and in no event later than two (2) calendar days following the date of such acquisition) notify the Lead Investors. In addition, each of the TB Co-Investors agrees that, for so long as any such party has obligations under Section 2 or Section 3, such party shall not acquire beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of additional Shares without the prior written consent of Thoma Bravo. For the avoidance of doubt, this Section 5.8 shall apply to any acquisition of Shares by Affiliates of the Equity Investors and TB Co-Investors, as applicable, to the extent such acquisition of Shares would result in an Equity Investor or TB Co-Investor, as applicable, acquiring beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of such Shares.
5.9    Notice of Lock-Up Release or Waiver. If the Company receives notice or otherwise becomes aware of any release or waiver granted by the applicable underwriter(s) under any lock-up agreement entered into in connection with a Public Offering, the Company shall promptly, and in any event within one (1) business day, provide each Lead Investor with written notice of such release or waiver.
5.10    Confidentiality. Each Stockholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company and its Subsidiaries, any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.10 by such Stockholder or its Affiliates), (b) is or has been independently developed or conceived by such Stockholder without use of the Company’s confidential information or (c) is or has been made known or disclosed to such Stockholder by a third party (other than an Affiliate of such Stockholder) without a breach of any obligation of confidentiality such third party may have; provided, however, that a Stockholder may disclose confidential information (v) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (w) to any prospective purchaser of any Shares from such Stockholder in any Transfer permitted under this Agreement as long as such prospective purchaser agrees prior to such disclosure to be bound by a confidentiality agreement no less favorable to the Company than the provisions of this Section 5.10, (x) to any Affiliate, partner, member or related investment fund of such Stockholder and their respective directors, employees and consultants, in each case in the ordinary course of business, including, in respect of the Lead Investors and the Co-Investors, in reporting and marketing materials issued by them in the ordinary course of business and in fund reporting materials issued by them and their Affiliates to their respective direct and indirect limited partners (including prospective limited partners) in connection with effecting a capital call, related ordinary course fund reporting and fundraising efforts, (y) as may be reasonably determined by such Stockholder to be necessary in connection with such Stockholder’s enforcement of its rights in connection with this Agreement or its investment in the Company and its Subsidiaries or (z) as may otherwise be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided that such Stockholder takes reasonable steps to minimize the extent of any required disclosure described in this clause (z); and provided, further, however, that the acts and omissions of any Person to whom such Stockholder may disclose confidential information pursuant to clauses (v) through (x) of the preceding proviso will be attributable to such Stockholder for purposes of determining such Stockholder’s compliance with this Section 5.10. Each party hereto acknowledges that the Lead Investors, the Co-Investors or any of their respective Affiliates and related investment funds may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company and its Subsidiaries, and may trade in the securities of such enterprises. Nothing in this Section 5.10 will preclude or in any way restrict the Lead Investors, the Co-Investors or their respective Affiliates or related investment funds from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company and its Subsidiaries. In addition, nothing in this Section 5.10 will prevent any Stockholder from making disclosures pursuant to and in accordance with the whistleblower policy or other similar policies of the Company.

6.	AMENDMENT, TERMINATION, ETC.
6.1    Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor will any oral waiver of any of its terms be effective.
6.2    Written Modifications. This Agreement (including any specific term set forth herein or portion hereof) may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by all of the Lead Investors; provided, however, that (a) the consent of the Majority Co-Investors will be required for any amendment, modification, extension, termination or waiver which has a materially adverse and disproportionate effect on the rights of the holders of Co-Investor Shares relative to other Stockholders under this Agreement and (b) the consent of the Majority Managers will be required for any amendment, modification, extension, termination or waiver which has a materially adverse and disproportionate effect on the rights of the holders of Management Shares relative to other Stockholders under this Agreement. Each such amendment, modification, extension, termination and waiver will be binding upon each party hereto and each holder of Shares subject hereto. In addition, each party hereto and each holder of Shares subject hereto may waive any right hereunder by an instrument in writing signed by such party or holder. The effectiveness of this Agreement is expressly conditioned upon the occurrence of the Effective Time and if the Initial Public Offering of the Company is terminated, withdrawn or otherwise abandoned prior to the Effective Time then this Agreement may be terminated by the Lead Investors and the Original Agreement shall remain in full force and effect.
6.3    Effect of Termination. No expiration or termination of this Agreement or any part hereof will relieve any Person of liability for a breach at or prior to such expiration or termination.

7.	DEFINITIONS. For purposes of this Agreement:
7.1    Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 7:
(a)    the words “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and references to a particular Section of this Agreement include all subsections thereof;
(b)    the word “including” means including, without limitation;
(c)    definitions are equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and
(d)    the masculine, feminine and neuter genders shall each be deemed to include the other.
7.2    Definitions. The following terms shall have the following meanings:
“Affiliate” means, with respect to any specified Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person.
“Aggregate Silver Lake Ownership” means the total number of (i) Lead Investor Shares owned, in the aggregate and without duplication, by Silver Lake and (ii) Co-Investor Shares owned, in the aggregate and without duplication, by the SL Co-Investor, as of the date of such calculation.
“Aggregate Thoma Bravo Ownership” means the total number of (i) Lead Investor Shares owned, in the aggregate and without duplication, by Thoma Bravo and (ii) Co-Investor Shares owned, in the aggregate and without duplication, by the TB Co-Investors, as of the date of such calculation.
“Award Agreement” shall have the meaning set forth in a Management Equity Plan.
“Award Stock” means Common Stock issued pursuant to a Management Equity Plan.
“Awards” means any award of equity securities issued pursuant to a Management Equity Plan.
“Board” means the board of directors of the Company.
“business day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.
“Change of Control” means any transaction or series of related transactions (whether by merger, consolidation, recapitalization, liquidation or sale or transfer of Common Stock or assets (including equity securities of Subsidiaries) or otherwise) as a result of which any Person or group, within the meaning of Section 13(d)(3) of the Exchange Act (other than Equity Investors and their respective Affiliates, any group of which the foregoing are members and any other members of such a group), obtains ownership, directly or indirectly, of (i) Shares that represent more than 50% of the total voting power of the outstanding capital stock of the Company or any applicable successor entity or (ii) all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.
“Co-Investor Shares” means (i) all Common Stock originally issued to, or issued with respect to shares of Common Stock originally issued to, or held by, a Co-Investor, whenever issued, including all Common Stock issued upon the exercise, conversion or exchange of any Awards, Options, Warrants or Convertible Securities and (ii) all Awards, Options, Warrants or Convertible Securities originally granted or issued to, or held by, a Co-Investor (treating such Awards, Options, Warrants or Convertible Securities as a number of shares of Common Stock equal to the number of Equivalent Shares represented by such Awards, Options, Warrants or Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein), except that any Co-Investor

Shares transferred to a Lead Investor or Manager will cease to be Co-Investor Shares and will become Lead Investor Shares or Management Shares, as the case may be.
“Co-Investors” means the SL Co-Investor and the TB Co-Investors.
“Common Stock” means the Common Stock, par value $0.001 per share, of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any stock into which any such Common Stock shall have been changed or any stock resulting from any reclassification of any such Common Stock.
“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect at the Effective Time.
“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company as in effect at the Effective Time.
“Company Group” means the Company and its Subsidiaries.
“Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Award, Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.
“Covered Person” means (i) each Equity Investor, in each case in his, her or its capacity as such, and each such Person’s successors, heirs, estates or legal representative, (ii) any Affiliate, in his, her or its capacity as such, of each Equity Investor, in his, her or its capacity as such and (iii) any Affiliate, officer, director, shareholder, partner, manager, member, employee representative or agent of any of the foregoing, in each case in clauses (i) or (ii) whether or not such Person continues to have the applicable status referred to in such clauses.
“Director” means any of the individuals elected or appointed to serve on the Board.
“Equity Investors” mean, collectively, Silver Lake, Thoma Bravo, the SL Co-Investor and the TB Co-Investors.
“Equivalent Shares” means, at any date of determination, (i) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (ii) as to any outstanding Awards, Options, Warrants or Convertible Securities which constitute Shares, the maximum number of shares of Common Stock for which or into which such Awards, Options, Warrants or Convertible Securities may at the date of determination be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined) and any Award Stock other than any shares of Award Stock that are not then vested or will not become vested on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Form 8-A Effective Time” means the date and time on which the registration statement on Form 8-A filed by the Company under the Exchange Act with the SEC to register the Common Stock becomes effective
“Independent Director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board (or any committee thereof) and as of any other date on which the determination is being made, as an “independent director” under the applicable rules of the Stock Exchange, as determined by the Board and, to the extent applicable with respect to Audit Committee membership, an “Independent Director” under Rule 10A-3 under the Exchange Act and any corresponding requirement of Stock Exchange rules for audit committee members, as well as any other requirement of the U.S. securities laws that is then applicable to the Company, as determined by the Board.
“Initial Public Offering” or “IPO” means the initial Public Offering pursuant to the IPO Registration Statement.
“IPO Registration Statement” means the registration statement on Form S-1 (SEC File No. 333-[●]) filed with the SEC on [●], 2018 and declared effective on [●], 2018.
“Lead Investor Shares” means (i) all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, a Lead Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Awards, Options, Warrants or Convertible Securities and (ii) all Awards, Options, Warrants and Convertible Securities originally granted or issued to, or held by, a Lead Investor (treating such Awards, Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Awards, Options, Warrants and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein), except that any Lead Investor Shares transferred to a Co-Investor or Manager will cease to be Lead Investor Shares and will become Co-Investor Shares or Management Shares, as the case may be.
“Lead Investors” means Silver Lake and Thoma Bravo, collectively. Any approval, determination or other action to be taken by the “Lead Investors” shall require the mutual approval, determination or action, as applicable, of both of the Lead Investors.
“Losses” means any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, tax, expense and causes of action of any nature whatsoever.
“Majority Co-Investors” means, as of any date, the holders of a majority of the Co-Investor Shares outstanding on such date.
“Majority Managers” means, as of any date, the holders of a majority of the Management Shares outstanding on such date.
“Management Equity Plan” shall mean the Company’s incentive equity plan(s) as approved by the Board (as modified by a Manager’s Award Agreement, if applicable).

“Management Shares” means (i) all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, a Manager, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Awards, Options, Warrants or Convertible Securities, (ii) all Awards, Options, Warrants and Convertible Securities originally granted or issued to, or held by, a Manager (treating such Awards, Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Awards, Options, Warrants and Convertible Securities for all purposes of this Agreement except that such Awards, Options, Warrants and Convertible Securities shall not constitute Shares as otherwise specifically set forth herein) and (iii) all unvested Options originally granted or issued to a Manager (treating such unvested Options as a number of Shares equal to the number of Equivalent Shares represented by such unvested Options for all purposes of this Agreement except that such unvested Options shall not constitute Shares as otherwise specifically set forth herein), except that any Management Shares transferred to a Lead Investor or Co-Investor will cease to be Management Shares and will become Lead Investor Shares or Co-Investor Shares, as the case may be.
“Member of the Immediate Family” means, with respect to any individual, each parent, spouse or child or other descendants of such individual (including by adoption), each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian.
“Options” means any options to subscribe for, purchase or otherwise directly acquire Common Stock.
“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.
“Public Offering” means a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as in effect from time to time.
“Shares” means (i) any and all shares of Common Stock and all other equity securities of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and Options, Warrants or other rights to acquire such shares, including all Lead Investor Shares, Co-Investor Shares and Management Shares and (ii) any equity securities issued or issuable directly or indirectly with respect to the shares referred to in clause (i) above by way of equity distribution or equity split or in connection with a combination of equity, recapitalization, merger, consolidation, reorganization or other transaction.

“Stock Exchange” means the New York Stock Exchange or other national securities exchange or interdealer quotation system on which the Common Stock is at any time listed or quoted.
“Subsidiary” shall mean any Person in which the Company owns, directly or indirectly, stock or other shares or interests possessing fifty percent (50%) or more of the total combined voting power of such Person or otherwise has the power to direct the management and policies of such Person, whether through ownership of shares, by contract or otherwise.
“Third-Party Claim” means any (i) claim brought by a Person other than a Covered Person or the Company or any of its Subsidiaries and (ii) any derivative claim brought in the name of the Company or any of its Subsidiaries that is initiated by any Person other than a Covered Person.
“Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise, and “Transferred”, “Transferee”, “Transferability”, and “Transferor” shall each have a correlative meaning. For the avoidance of doubt, transfers of limited partner interests in the Lead Investors by limited partners in the Lead Investors shall not constitute a “Transfer” for the purposes hereof.
“Unvested Shares” means, as of any given time, any Common Stock, Shares, Options or Awards that are subject to vesting or a forfeiture provision pursuant to any Award Agreement (including any Award Agreement entered into prior to the date hereof) or any Management Equity Plan and which have not yet vested or as to which such forfeiture provision shall not have lapsed in accordance with the terms of such Award Agreement
“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.

8.	MISCELLANEOUS.
8.1    Authority; Effect. Each party hereto represents and warrants to and agrees with each other party hereto that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which such party’s assets are bound and (b) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that the enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors generally and (ii) general principles of equity. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.
8.2    Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally or (b) sent (i) by nationally-

known, reputable overnight carrier, (ii) by registered or certified mail, postage prepaid, or (iii) by email of a “portable document format” (.pdf) document, in each case, addressed as follows:
If to the Company, to:
c/o SolarWinds Corporation
7171 Southwest Parkway, Building 400
Austin, Texas 78735
Attention: Jason W. Bliss
Email: Jason.Bliss@solarwinds.com
with a copy to (which copy shall not constitute notice):
DLA Piper LLP (US)
401 Congress Avenue, Suite 2500
Austin, Texas 78701
Attention: John J. Gilluly III, P.C.
Email: John.Gilluly@dlapiper.com
If to any Lead Investor, to:
c/o Thoma Bravo, LLC
600 Montgomery Street, 20th Floor
San Francisco, CA 94111

Attention:	Seth Boro
Robert Sayle
Michael Hoffman
Email: sboro@thomabravo.com; rsayle@thomabravo.com; mhoffman@thomabravo.com
c/o Silver Lake Partners
9 West 57th Street, 32nd Floor
New York, NY 10019
Attention: Andrew J. Schader
Email: andy.schader@silverlake.com
with a copy to (which copy shall not constitute notice):
Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, IL 60654

Attention:	Gerald T. Nowak, P.C.
Corey D. Fox, P.C.
Bradley C. Reed
Facsimile: (312) 862-2200

Email: gnowak@kirkland.com; cfox@kirkland.com; breed@kirkland.com
If to a Co-Investor or a Manager, to the applicable address set forth in the stock record book of the Company.
Notice to the holder of record of any shares of capital stock will be deemed to be notice to the holder of such shares for all purposes hereof.
Unless otherwise specified herein, such notices or other communications will be deemed effective (a) on the date received, if personally delivered, (b) one business day after being sent by nationally-known, reputable overnight carrier, (c) three business days after deposit with the U.S. Postal Service, if sent by registered or certified mail or (d) on the date sent by email of a “portable document format” (.pdf) document if sent during normal business hours of the recipient and on the next business day if sent after normal business hours of the recipient. Each party hereto is entitled to specify a different address by giving notice as aforesaid to the Company and the Lead Investors.
8.3    Binding Effect, Etc. Except for restrictions on the Transfer of Shares set forth in other agreements, plans or other documents, this Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter (including, for the avoidance of doubt, the Original Agreement), and is binding upon and will inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. Except as otherwise expressly provided herein, no Stockholder party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the Company and the Lead Investors, and any attempted assignment or delegation in violation of the foregoing will be null and void.
8.4    Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and will not be construed to define or limit any of the terms or provisions hereof.
8.5    Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together constitute one instrument. A facsimile or electronic signature will be considered due execution and will be binding upon the signatory thereof with the same force and effect as if the signature were an original.
8.6    Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law and the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the fullest extent possible. The provisions hereof are severable, and in the event any provision hereof is held invalid or unenforceable in any respect, that will not invalidate, render unenforceable or otherwise affect any other provision hereof.

8.7    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each party to this Agreement covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement will be had against any former, current or future, direct or indirect director, officer, employee, agent or Affiliate of a Lead Investor, any former, current or future, direct or indirect holder of any equity interests or securities of a Lead Investor (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future assignee of a Lead Investor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (collectively, the “No Recourse Persons”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any No Recourse Person for any obligation of any Lead Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

9.	GOVERNING LAW.
9.1    Governing Law. This Agreement and all Covered Actions will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. As used herein, the term “Covered Action” means any action claim, cause of action or suit (whether based in contract, tort or otherwise), inquiry, proceeding or investigation arising out of, based upon or relating to (a) this Agreement or relating to the subject matter hereof, (b) the corporate affairs, corporate governance or internal affairs of the Company and its Subsidiaries, whether or not specifically addressed in this Agreement, (c) any derivative action or proceeding brought by any Stockholder on behalf of the Company, (d) relating to any breach or alleged breach of fiduciary duty owed by any director or officer of the Company to the Company or its Stockholders or (e) relating to any breach or alleged breach of fiduciary duty by any director or officer of any Subsidiary of the Company to such Subsidiary or to the Company.
9.2    Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of Wilmington in the State of Delaware for the purpose of any Covered Action, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any Covered Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or any Covered Action or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any Covered Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Covered Action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party consents to service of process in any Covered Action in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.2 hereof is reasonably calculated to give actual notice. Notwithstanding the foregoing in this Section 9.2, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
9.3    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 9.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
9.4    Exercise of Rights and Remedies. The Company and each Stockholder will have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the Company or any Stockholder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto will be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement will impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor will any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.
9.5    Waiver of Sovereign Immunity.
9.5.1    With respect to the liability of each Equity Investor to perform its obligations under this Agreement, with respect to itself or its property, each Equity Investor:
(a)    agrees that, for purposes of the doctrine of sovereign immunity, the execution, delivery and performance by it of this Agreement constitutes private and commercial acts done for private and commercial purposes;
(b)    agrees that, should any proceedings be brought against it or its assets in any jurisdiction in relation to this Agreement or any transaction contemplated by this Agreement in accordance with the terms hereof, the Equity Investor is not entitled to any immunity on the basis of sovereignty in respect of its obligations under this Agreement, and no immunity from such proceedings (including, without limitation, immunity from service of process from suit, from the jurisdiction of any court, from an order or injunction of such court or the enforcement of same against its assets) shall be claimed by or on behalf of such party or with respect to its assets;
(c)    waives, in any such proceedings, to the fullest extent permitted by law, any right of immunity which it or any of its assets now has or may acquire in the future in any jurisdiction;
(d)    subject to the terms and conditions hereof, consents generally in respect of the enforcement of any judgment or award against it in any such proceedings to the giving of any relief or the issue of any process in any jurisdiction in connection with such proceedings (including, without limitation, pre-judgment attachment, post-judgment attachment, the making, enforcement or execution against or in respect of any assets whatsoever irrespective of their use or intended use of any order or judgment that may be made or given in connection therewith); and
(e)    specifies that, for the purposes of this provision, “assets” shall be taken as excluding “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed at Vienna, April 18, 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, and military property or military assets or property of the Equity Investor.
[Signature Pages Follow.]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

THE COMPANY:	SOLARWINDS CORPORATION

By:
Name:
Title:

[Signature Pages - A&R Stockholders Agreement]

THE LEAD INVESTORS:	[_____________________________]
[_____________________________]

By:
Name:
Title:

[Signature Pages - A&R Stockholders Agreement]

THE CO-INVESTORS:
By:
Name:
Title:

[Signature Pages - A&R Stockholders Agreement]

MANAGEMENT:

By:

[Signature Pages - A&R Stockholders Agreement]